Exhibit 1.1

Press Release

WISeKey Invests USD 5.5 Million in German Artificial Intelligence Leader ARAGO for 5% Stake; Integrates AI Technology into its IoT Platform

AI integration will be at the core of WISeKey’s transition to technologies such as Smarts Cars, Drones, Robots and Human AI

WISeKey and ARAGO will create a JV with the name WISeData.CH and will license their respective technologies to the JV. WISeData.CH JV will integrate ARAGO and WISeKey technologies to develop solutions that help clients drastically accelerate digital transformation in any industrial process though immediately integrating IoT and AI to secure and automate processes where staff is no longer available or able to work together

The combined platform will become a European market leader in IoT / AI and will reposition Europe as a major player in this ultra-competitive sector

ARAGO’s AI and data technology will bring a total new revenue model for WISeKey’s digital transformation and will accelerate its growth

Geneva, Switzerland- August 11, 2020: WISeKey International Holding Ltd (NASDAQ: WKEY, SIX: WIHN), a Swiss based cyber security and IoT company, today announced the acquisition of a 5% interest, through a USD 5.5 million transaction, in ARAGO, a German privately-held technology company. The investment aims to provide the benefits of Artificial Intelligence to enterprise customers globally through Knowledge Automation. Founded in Frankfurt am Main 1995, ARAGO uses modern technologies such as inference and machine learning to automatically operate any business process. Initially, the investment in ARAGO will be made by way of a convertible loan (“Convertible Loan”) which is to be paid by WISeKey to ARAGO in five instalments of USD 1.1 million each, starting August 2020 and ending December 2020.

The investment made by WISeKey for 5% stake in ARAGO is based on a USD 110 million valuation taking into account the investment of KKR in ARAGO (https://techcrunch.com/2014/10/16/arago-secures-55m-from-pe-firm-kkr-to-automate-enterprise-it/) and the subsequent buyout of KKR by ARAGO’s founder Hans-Christian Boos.

WISekey as consequence of the strategic investment in ARAGO reinforces its technology and market position in the Artificial Intelligence (“AI”) area. The direct impact of ARAGO’s AI and data technology, will bring new revenue sources for WISeKey’s Digital Transformation strategy as:

1.	Human knowledge is normally hard to incorporate in digital processes without UX problems. With the HIRO™ problem solving engine the ability to capture human expertise and scale decision processes becomes available to any application built on top of the platform. This is the only way to apply experience in billion-device IoT scenarios.

2.	Scaling is normally a huge effort after getting things to work. The ARAGO micro service environment allows immediate deployment of individualized services to an auto-scaling 24/7 operated platform making specialized services scalable in no time.

3.	Agile and reliable development of any business use-case depends on a stable environment. ARAGO’s API layer hides the complexity of a PB sized data processing environment from developers and customers, allows detailed rights management and ensures top performance.

4.	Having a scalable data backend is the key to any data-driven business. ARAGO’s knowledge core can handle semantic, time-series and blob data at petabyte scale and has necessary compliance and security features for regulatory and enterprise operations. WISeKey’s IoT business is expanded to data driven solutions immediately.

WISeKey owns everything necessary to authenticate Users and Devices. With ARAGO, authentication is extended to data and action. The ARAGO platform has an oAuth based Identity that is used to control access to any data point or AI activity which can easily be integrated with the WISeKey services.

The increasing adoption of AI and IoT convergence is one of the primary factors that is driving the growth of the market. Over the past five years, a rapid surge in the adoption of AI IoT cloud services has been witnessed. It is driven by its capabilities to provide enterprise wide array of resources they can utilize to scale, orchestrate, and support their operations.

Additionally, WISeData.CH will be adding secure AI cloud services from Switzerland in cooperation with ARAGO, using Swiss data centers and Swiss Alps Mountain bunkers to store the personal data generated by users and enterprises. WISeKey, is the first e-security company in the world to offer decentralized Trust Models and PKI architecture. In addition, WISeKey allows data ecosystems to be federated via a unique digital identity, enabling users to interact while maintaining control of their personal data. Users have the have the freedom to choose where their data resides and who is allowed to access it. By decoupling content from the application and digital identity itself, users will be able to use their data as currency and develop digital data dividends-based solutions as consumers have a right to know and control how their data is being used and be able to monetize their data (www.wiseid.com).

Due to new personal cloud alternatives, gone are the days of huge centralized clouds and ID Meta systems with no respect for personal data. This trend which WISeKey is spearheading, is motivating users and enterprises to develop personal clouds. Personal clouds shift the gravity center to users, giving them the ability to retake control of their personal data and benefit from leveraging local data centers, increased security and trust models, and also through digital identification technologies provide trust without compromising neutrality and independence.

WISeData.CH will be fully integrated into WISeID which offers a secure vault to protect Personally Identifiable Information (PII). Protecting PII is important to avoid impersonation and identity theft.  All personal data saved using WISeID is controlled, encrypted, password protected and never communicated to third parties.

"This strategic investment allows WISeKey solutions to integrate AI into our platform strengthening ARAGO's offering among WISeKey’s enterprise clients and bringing new sources of revenue for both companies," said Carlos Moreira, Founder and CEO of WISeKey.

"We are excited about this new strategic investment from WISeKey and are confident that our combined customers will receive best-of-breed cybersecurity solutions with the full integration of the ARAGO," said Hans-Christian Boos, Founder of ARAGO.

The Managed WISeKey ROT serves as a common trust anchor, which is recognized by all operating systems and applications to ensure authenticity, confidentiality and integrity of online transactions. With the Cryptographic ROT embedded on a device, the IoT product manufacturers can use code signing certificates and a cloud-based signature-as-a-service to secure interactions among and between objects and people.

About ARAGO

ARAGO GmbH, Eschersheimer Landstraße 526, 60433 Frankfurt am Main (AG Frankfurt, HRB 100909) is a German technology private company which aim is to provide the benefits of Artificial Intelligence to enterprise customers globally through Knowledge Automation. Founded in Frankfurt am Main 1995 the company uses modern technologies such as inference and machine learning in order to automatically operate any business process.

About WISeKey:

WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey microprocessors secure the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.).  WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com

Disclaimer:

This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”), the FInSa’s predecessor legislation  or advertising within the meaning of the FinSA, or within the meaning of any other securities regulation. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.

The securities offered will not be, and have not been, registered under the United States of America Securities Act of 1933, as amended, and may not be offered or sold in the United States of America, absent registration or an applicable exemption from the registration requirements of said Act.